                           SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934 (Amendment No.    )

          Filed by the Registrant [X]
          Filed by a Party other than the Registrant [ ]


          Check the appropriate box:

          [ ]  Preliminary Proxy Statement
          [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
          [X]  Definitive Proxy Statement
          [ ]  Definitive Additional Materials
          [ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
               Section 240.14a-12


                            VENTURA ENTERTAINMENT GROUP LTD.
          .................................................................
                   (Name of Registrant as Specified In Its Charter)

          .................................................................
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


          Payment of Filing Fee (Check the appropriate box):

          [ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
               14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
          [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
          [ ]  Fee computed on table below per Exchange Act Rules
               14a-6(i)(4) and 0-11.

               1) Title of each class of securities to which transaction applies:

          .................................................................

               2) Aggregate number of securities to which transaction applies:

          .................................................................

               3)  Per unit price or other underlying value of transaction
          computed   pursuant to Exchange Act Rule 0-11 (Set forth the
          amount on which the filing fee is calculated and state how it was determined):

          .................................................................

               4)  Proposed maximum aggregate value of transaction:

          .................................................................

               5)  Total fee paid:

          .................................................................

          [X]  Fee paid previously with preliminary materials.
          [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               1)   Amount Previously Paid:

          .................................................................

               2)   Form, Schedule or Registration Statement No.:

          .................................................................

               3)   Filing Party:

          .................................................................

               4)   Date Filed:

          .................................................................

                        VENTURA ENTERTAINMENT GROUP LTD.
                          11466 SAN VICENTE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 19, 1995

                            ------------------------
To the Stockholders:

     The Annual Meeting of Stockholders (the 'Annual Meeting') of Ventura Entertainment Group Ltd. (the 'Company') will be held in the Belmont Room of the Sheraton Music City Hotel, Nashville, Tennessee, on Tuesday, September 19, 1995, at 2:00 p.m. local time for the following purposes:

          (1) To elect a Board of six directors to serve until the next annual meeting of stockholders;

          (2) To act upon a proposal to amend the Company's Certificate of Incorporation to change the name of the Company to Insight Entertainment Corporation;

          (3) To ratify the appointment of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 31, 1995; and

          (4) To transact such other business as may properly come before the meeting or any adjournments thereof.

     A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on August 15, 1995 are entitled to receive notice of and to vote at the meeting.

                                          By Order of the Board of Directors

                                          DONALD B. LIFTON
                                          Secretary

Los Angeles, California
August 30, 1995

                                   IMPORTANT

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE WHICH HAS BEEN PROVIDED. IN THE EVENT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                        VENTURA ENTERTAINMENT GROUP LTD.
                          11466 SAN VICENTE BOULEVARD
                         LOS ANGELES, CALIFORNIA 90025

                       ---------------------------------
                                PROXY STATEMENT
                       ---------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD SEPTEMBER 19, 1995

                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement and accompanying proxy are being furnished in connection with the solicitation of proxies by the Board of Directors (the 'Board') of Ventura Entertainment Group Ltd., a Delaware corporation (the 'Company'), to be voted at the Annual Meeting of Stockholders (the 'Annual Meeting') and any adjournments thereof. The Annual Meeting will be held in the Belmont Room of the Sheraton Music City Hotel, Nashville, Tennessee on Tuesday, September 19, 1995, at 2:00 p.m. local time for the purposes set forth in this Proxy Statement and the accompanying Notice of Annual Meeting. This Proxy Statement and accompanying proxy are first being mailed to stockholders on or about August 30, 1995.

     A stockholder signing and returning a proxy has the power to revoke it at any time before the shares subject to it are voted by (i) notifying the Secretary of the Company in writing of such revocation, (ii) filing a duly executed proxy bearing a later date or (iii) attending the Annual Meeting and voting in person. If the proxy is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the proxy will be voted FOR the nominees for director named in the Proxy Statement, FOR the proposal to amend the Company's Certificate of Incorporation, FOR the ratification of independent auditors and in the discretion of proxy holders on such other business as may properly come before the Annual Meeting.

     The original solicitation of proxies by mail may be supplemented by telephone and other means of communication and through personal solicitation by officers, directors and other employees of the Company, at no compensation. Proxy materials will also be distributed through brokers, custodians and other like parties to the beneficial owners of the Company's Common Stock, par value $.001 per share (the 'Common Stock'), and the Company will reimburse such parties for their reasonable out-of-pocket and clerical expenses incurred in connection therewith.

                       RECORD DATE AND VOTING SECURITIES

     The Board has fixed the record date (the 'Record Date') for the Annual Meeting as the close of business on August 15, 1995 and all holders of record of Common Stock on this date are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof. At the Record Date, there were 12,928,705 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be considered at the Annual Meeting. A majority of the outstanding shares present in person or by proxy is required to constitute a quorum to transact business at the meeting.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who also will determine whether a quorum exists. Abstentions or 'withheld' votes will be treated as present and entitled to vote for purposes of determining a quorum, but as unvoted for purposes of determining the approval of matters submitted to the stockholders. Since Delaware law treats only those shares voted 'for' a matter as affirmative votes, abstentions or withheld votes will have the same effect as negative votes or votes 'against' a particular matter. If a broker indicates that it does not have discretionary authority as to certain shares to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to that matter.

              STOCK OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     The following table sets forth as of August 24, 1995, information concerning each stockholder known by the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, and information regarding beneficial ownership of the Company's Common Stock by each director, each executive officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group.

                                                                                         VENTURA ENTERTAINMENT
                                                                                               GROUP LTD.
                                                                                      ----------------------------
                                                                                      NUMBER OF         PERCENT OF
                                                                                      SHARES(1)          CLASS(2)
                                                                                      ---------         ----------

Floyd Kephart......................................................................   1,103,000(3)         8.31%
Ray Volpe..........................................................................           0           --
Harvey Bibicoff....................................................................           0           --
Bennett Smith......................................................................           0           --
William Eberle.....................................................................      46,578(4)         *
Coy Eklund.........................................................................     153,147(5)(6)      1.18
Gary Horowitz......................................................................      25,000(4)         *
Frank A. Woods.....................................................................      25,000(4)         *
Bruce Albert.......................................................................           0           --
Tony Andrea........................................................................           0           --
Brian Brady........................................................................           0           --
Carleton Burtt.....................................................................     262,500(6)(7)       2.0
Don Dixon..........................................................................           0           --
Donald B. Lifton...................................................................     100,000(7)         *
Gary Teel..........................................................................      20,879(8)         *
David Ward.........................................................................     100,000(7)         *
All current directors and officers as a group (11 persons, including those named
  above)...........................................................................   1,916,690            14.0

5% Beneficial Owners
Trivest Financial Services, Inc.
787 Seventh Avenue, Suite 38C
New York, NY 10019.................................................................   4,955,734(9)         38.3

------------

*  Represents less than 1% of class.

(1) Based upon information furnished to the Company by the named persons, and information contained in filings with the Securities and Exchange Commission (the 'Commission'). Under the rules of the Commission, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to shares shown by them.

(2) Based on 12,928,705 shares outstanding as of August 24, 1995. Shares of Common Stock subject to options exercisable within 60 days under the Company's stock option plans are deemed outstanding for computing the percentage of class of the person holding such options, but are not deemed outstanding for computing the percentage of class for any other person.

(3) Includes 750,000 shares held of record by Artists and Entertainment, Inc., which Mr. Kephart may be deemed to beneficially own. Also includes 350,000 shares of common stock that are issuable upon the exercise of stock options, which are presently exercisable, granted to Mr. Kephart in 1995.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(4) Includes 25,000 shares of Common Stock issuable upon the exercise of stock options, which are presently exercisable, granted in 1994.

(5) Represents 128,247 shares of Common Stock issued upon the conversion of shares of Series B Preferred Stock and 25,000 shares of Common Stock issuable upon the exercise of stock options which are currently exercisable.

(6) Does not include 4,955,734 shares of Common Stock held by Trivest Financial Services Corp. ('Trivest'). Mr. Eklund is the Chairman of the Board and Chief Executive Officer of Trivest and Mr. Burtt is the President of Trivest. However Mr. Eklund and Mr. Burtt disclaim beneficial ownership of the shares owned by Trivest.

(7) Represents shares of Common Stock issuable upon the exercise of stock options, which are currently exercisable, granted in 1995.

(8) Represents shares of Common Stock issued in connection with the acquisition of product placement contracts by the Company.

(9) Includes shares of Common Stock issued upon the conversion of shares of Series B Preferred Stock.

                            1. ELECTION OF DIRECTORS

     At the Annual Meeting, six directors are to be elected to serve until the next annual meeting of stockholders. The persons named in the accompanying proxy have advised the Company that they intend to vote the shares covered by the proxies FOR the election of the nominees named below. Although it is not anticipated that any of the nominees will decline or be unable to serve, if that should occur, the proxy holders may, in their discretion, vote for substitute nominees. Directors are elected by a plurality of the votes cast.

NOMINEES FOR ELECTION AS DIRECTORS

     Set forth below is a list of the nominees for election as directors, including current Board members, each of whom will stand for reelection at the Annual Meeting, together with the nominees' ages, any Company positions and offices currently held by them and the year in which each person joined the Board of Directors.

                                                                                                           DIRECTOR
                 NAME                     AGE                      POSITION OR OFFICE                       SINCE
---------------------------------------   ---   --------------------------------------------------------   --------

Floyd Kephart..........................   53    Chairman, Chief Executive Officer and Director               1994
Carleton Burtt.........................   60    Chief Operating Officer of the Company and President  of
                                                  Soundview Media Investments, Inc.                           --
William D. Eberle......................   71    Director                                                     1994
Coy Eklund.............................   79    Director                                                     1994
Leeda Marting..........................   50    None                                                          --
Frank A. Woods.........................   54    Director                                                     1994

     FLOYD KEPHART. Mr. Kephart has been Chairman, Chief Executive Officer and a director of the Company since July 25, 1994. Mr. Kephart served as a consultant to the Company from July 1, 1992 to July 1994. He has been the President of Entertainment Marketing Corporation of America, a wholly-owned subsidiary of the Company ('EMC'), since 1988. Mr. Kephart was formerly President of Sports News Network, a sports data base company. He has served as a member of the Board of Directors and CEO of several public companies, including McDowell Corporation from 1982 to 1983 and Southern States Corporation from 1980 to 1982.

     COY EKLUND. Mr. Eklund has been a director of the Company since July 25, 1994. Mr. Eklund has served as Chief Executive Officer and Chairman of the Board of Trivest Financial Services, Inc. ('Trivest') since 1988. Prior thereto, he served as Chief Executive Officer and Chairman of the Board of Directors of The Equitable Life Assurance Society of the United States. He has served on the Boards of Directors of Bendix Corporation, Burroughs Inc. and Chase Manhattan Bank. He also served as a member of the Grace Commission, the President's Commission on Executive Exchange, the President's Council for International Youth Exchange and Grand Central Art Galleries. For several years, Mr. Eklund was a board member of the National Urban League and, for a period of five years, served as National Chairman of the National Urban League.

     FRANK A. WOODS. Since 1981, Mr. Woods has been the Chairman of MediaOne, Inc., a merchant banking firm with a specialty in the media, broadcast, and communications industries. From the early 1980's to 1991 Mr. Woods served as a Director and Senior Officer of Sun Group, Inc., a Senior Officer and General Counsel of LIN Broadcasting Corporation, a co-founder and director of the licensee for the non-Bell cellular franchise in Nashville and directed and co-ordinated the development of County Music Television (CMT) television network. Mr. Woods is currently a board member of Shop At Home, Inc. (home shopping television stations), and NewsOne, Inc. (news magazine).

     WILLIAM D. EBERLE. Mr. Eberle became a director of the Company on October 31, 1994. Mr. Eberle is currently Chairman of the Board of both Showscan Entertainment, Inc. (the leading worldwide provider of motion simulator equipment for out-of-home entertainment venues) and Manchester Associates (a venture capital and international consulting firm), and is of Counsel to the law firm Kaye, Scholer, Fierman, Hays & Handler. Mr. Eberle previously served as the Chairman and CEO of American Standard, and Vice President of Boise Cascade. Mr. Eberle was a United States Trade Representative with rank of Ambassador from 1971 to 1975.

     CARLETON BURTT. Mr. Burtt became Chief Operating Officer of the Company on March 7, 1995. Since 1991, Mr. Burtt has served and continues to serve as the President of Trivest, the parent of American Communications & Television Inc., the owner of the license of WTGS-TV, Channel 28 in Hilton Head/Savannah. Prior to joining Trivest, Mr. Burtt was an independent financial advisor and trustee. Mr. Burtt served as an executive at the Equitable Life Assurance Society of the United States for eight years.

     LEEDA MARTING. Ms. Marting has been the President and owner of Charleston GardensTM Ltd., a company that markets and distributes English wrought iron garden furniture, and operates a retail store in Charleston, South Carolina since 1994. Prior thereto, Ms. Marting was a Vice President for four years with Boyden, a worldwide executive search and management consulting firm. Prior to this time, she also served as the Executive Vice President of TravelWorld Video, Inc., a general partner of Communications Ventures, a venture capital company, Director of the John Hay Whitney Foundation and Director of Community Affairs for Levi Strauss and Co.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board met on four occasions during 1994. Each director attended at least 75% of the aggregate of the meetings of the Board and its committees on which such director served during his or her period of service.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has an Audit and Compensation Committee. The Audit and Compensation Committee is responsible for exercising supervisory control over the internal auditing and accounting procedures, practices and personnel of the Company and for making recommendations to the Board concerning the appointment of the Company's independent auditors. It is also responsible for reviewing the compensation of directors and officers of the Company and preparing recommendations and periodic reports to the Board concerning such matters. The Audit and Compensation Committee also administers the Company's employee stock option plans and recommends to the Board the award of bonuses to executive officers. The members of the Audit and Compensation Committee are Messrs. Eklund (Chair), Eberle, Horowitz and Woods. The Audit and Compensation Committee did not meet during 1994.

     The Board does not have a nominating committee or any committee performing a similar function.

COMPENSATION OF DIRECTORS

     No fees are paid to directors of the Company for their services. Directors who are not employees of the Company are annually granted options to purchase 25,000 shares of Common Stock. During 1994, such directors were granted options to purchase 25,000 shares at $2.50 per share, the fair market value of the Common Stock on the date of grant. The Company reimburses directors for reasonable travel and lodging expenses incurred in attending board meetings.

                             EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation of any person who served as the Chief Executive Officer during any portion of 1994, and the other four most highly compensated executive officers of the Company in 1994, for services in all capacities to the Company for the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                                      LONG-TERM
                                                                                                     COMPENSATION
                                                                ANNUAL COMPENSATION                  ------------
                                                   ----------------------------------------------       STOCK
                                                                                   OTHER ANNUAL      OPTIONS (IN
           NAME AND PRINCIPAL POSITION             YEAR       SALARY     BONUS    COMPENSATION(1)      SHARES)
-------------------------------------------------  ----      --------    -----    ---------------    ------------

Floyd Kephart ...................................  1994      $237,301     -0-         $ 1,800           -0-
  Chairman and Chief Executive Officer             1993        80,000     -0-         -0-               -0-
                                                   1992        -0-        -0-         -0-               -0-
Ray Volpe .......................................  1994(2)    134,000     -0-          11,882           -0-
  President and Co-Chief Executive Officer         1993        -0-        -0-         -0-               -0-
                                                   1992        -0-        -0-         -0-               -0-
Harvey Bibicoff .................................  1994(3)     68,750     -0-           3,125           275,000
  Former Chairman of the Board and Chief           1993        -0-        -0-         -0-               150,000
  Executive Officer                                1992        -0-        -0-         -0-               -0-
Gary Teel .......................................  1994       150,000     -0-         -0-               -0-
  Executive Vice President                         1993       100,000     -0-         -0-               -0-
                                                   1992        -0-        -0-         -0-               -0-
Don Dixon .......................................  1994(2)    114,583     -0-           5,537           -0-
  President and Chief Executive Officer,           1993        -0-        -0-         -0-               -0-
  Lifestyle Marketing                              1992        -0-        -0-         -0-               -0-
Tony Andrea .....................................  1994(2)    104,167     -0-           6,463           -0-
  President and Chief Executive Officer, People &  1993        -0-        -0-         -0-               -0-
  Properties                                       1992        -0-        -0-         -0-               -0-
Bruce Albert ....................................  1994(2)     62,500     -0-           3,520           -0-
  Assistant Secretary                              1993        -0-        -0-         -0-               -0-
                                                   1992        -0-        -0-         -0-               -0-

------------

(1) Represents automobile allowances, club memberships, and premiums on life insurance not owned by the Company.

(2) Represents compensation since the acquisition of Kaleidoscope Acquisition Corp. and its subsidiaries as of August 1, 1994.

(3) Except for options to purchase 25,000 shares of Common Stock granted to Mr. Bibicoff, represents amounts paid from August 1, 1994 to December 31, 1994 to Bibicoff & Associates, Inc., a corporation owned by Mr. Bibicoff, under a consulting agreement. Mr. Bibicoff resigned as a Director effective April 5, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted to the named executive officers during the 1994 fiscal year.

                                                                                                            POTENTIAL
                                                                                                        REALIZED VALUE AT
                                                                                                         ASSUMED ANNUAL
                                                            PERCENTAGE OF                                RATES OF STOCK
                                                            TOTAL OPTIONS                               APPRECIATION FOR
                                                             GRANTED TO      EXERCISE                      OPTION TERM
                                                 OPTIONS    EMPLOYEES IN       PRICE      EXPIRATION    -----------------
                     NAME                        GRANTED     FISCAL 1994     ($/SHARE)       DATE       0%     5%     10%
-----------------------------------------------  -------    -------------    ---------    -----------   ---    ---    ---

Floyd Kephart..................................     0             --           --             --        --     --     --
Ray Volpe......................................     0             --           --             --        --     --     --
Harvey Bibicoff................................  250,000(1)       91%          $2.50        8/01/99     0      0       0
Harvey Bibicoff................................   25,000(2)        9            2.50        7/25/99     0      0       0
Gary Teel......................................     0             --           --             --        --     --     --
Don Dixon......................................     0             --           --             --        --     --     --
Tony Andrea....................................     0             --           --             --        --     --     --
Bruce Albert...................................     0             --           --             --        --     --     --

------------

(1) Represents options to purchase 250,000 shares granted to Bibicoff & Associates, Inc. ('Bibicoff & Associates'), a corporation owned by Mr. Bibicoff, pursuant to a consulting agreement with Bibicoff & Associates and Mr. Bibicoff, which options expire on August 1, 1999.

(2) Represents options to purchase 25,000 shares granted to Mr. Bibicoff for his services as a director of the Company, which options expire on July 25, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     Set forth below is information with respect to options exercised by the named executive officers during the 1994 fiscal year, and the number and value of unexercised stock options held by the named executive officers at the end of the fiscal year. There were no SARs outstanding at the 1994 fiscal year end.

                                                                   NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                      OPTIONS HELD AT             IN-THE-MONEY OPTIONS AT
                                      SHARES                          FISCAL YEAR-END               FISCAL YEAR-END(1)
                                    ACQUIRED ON     VALUE      -----------------------------   -----------------------------
               NAME                  EXERCISE      REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------------------------- -----------    --------    -----------    --------------   ------------   --------------

Floyd Kephart......................     0             --           0                0               --              --
Ray Volpe..........................     0             --           0                0               --              --
Harvey Bibicoff....................   150,000      $169,688      275,000            0               0               --
Gary Teel..........................     0             --           0                0               --              --
Don Dixon..........................     0             --           0                0               --              --
Tony Andrea........................     0             --           0                0               --              --
Bruce Albert.......................     0             --           0                0               --              --

------------

(1) Based on the difference between the option exercise price and closing price of the Company's Common Stock on the Nasdaq Small-Cap market on December 30, 1994 ($2.8125).

              BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES

     Prior to 1995, all determinations relating to the compensation of the Company's executive officers were made by the Board of Directors, which consisted of Messrs. Bibicoff, Eberle, Eklund, Horowitz, Kephart, Smith, Volpe and Woods. Subsequent to December 31, 1994, the Audit and Compensation

Committee consisting of Messrs. Eberle, Eklund, Horowitz and Woods, each a non-employee director of the Company, makes such determinations. Set forth below is a report submitted by the Board of Directors describing its compensation policies and the Board's decisions relating to compensation of executive officers in 1994.

     Compensation Principles. The Board of Directors follows the principles set forth below in compensating executive officers:

      Compensation awarded by the Company should be effective in attracting, motivating and retaining key executives;

      Incentive compensation should be awarded based on the achievement of growth or operational targets of the Company; and

      Executive officers should have an equity interest in the Company to encourage them to manage the Company for the long-term benefit of stockholders.

     The Company's executive officers are compensated through a combination of salary, annual bonuses (where appropriate) and grants of stock options. The annual salaries of the Company's executives are reviewed from time to time by the Board of Directors. The Board of Directors makes adjustments where necessary in order for the annual salaries of the Company's executives to be competitive with the salaries paid by other companies in the industry.

     Annual bonuses, where appropriate, may be awarded by the Board of Directors in 1994. No bonuses were granted to the Company's named executive officers in 1994.

     The Board of Directors periodically grants stock options in order to provide executive officers and other employees with an interest in the Company. The Board of Directors believes that stock options are a valuable tool in encouraging executive officers to align their interests with the interests of the stockholders and to manage the Company for the long-term. No stock options were granted in 1994 to the Company's named executive officers except as reflected in the Option Grant Table in this Proxy Statement.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     During 1994, Messrs. Kephart, Volpe and Bibicoff each served as the Chief Executive Officer of the Company for a portion of the year. In determining the compensation paid to them in 1994, the Compensation Committee applied the policies described above. Mr. Kephart, the Chief Executive Officer of the Company beginning in July 1994, was paid a base salary of $237,301 and received additional compensation of $1,800. Mr. Kephart's compensation was determined by the Board of Directors in accordance with its compensation policies set forth above. No bonus was awarded and no options were granted to Mr. Kephart in 1994.

     Mr. Volpe was the Co-Chief Executive Officer of the Company from July 1994 to June 1995. During 1994, Mr. Volpe was paid a base salary of $134,000 pursuant to his employment agreement and received additional compensation in the amount of $11,882. No bonus was awarded and no options were granted to Mr. Volpe in 1994.

     Mr. Bibicoff, the Chief Executive Officer of the Company from its inception to July 1994 received no base salary and received other compensation of $3,125 during 1994. Mr. Bibicoff and Bibicoff & Associates, Inc. ('Bibicoff &
Associates'), a corporation owned by Mr. Bibicoff, entered into an agreement with the Company, providing for annual fees of $165,000 to July 31, 1997. Bibicoff & Associates was granted a five year option to purchase 250,000 shares of the Company's Common Stock at $2.50 per share, the market price of the Common Stock on the date of grant. Pursuant to this agreement, Bibicoff & Associates received $68,750 during 1994. Mr. Bibicoff also received options to purchase 25,000 shares of Common Stock, at $2.50 per share, for serving as a director of the Company.

EMPLOYMENT AGREEMENTS

     On January 10, 1995, the Board of Directors approved an employment agreement with Floyd Kephart outlining the terms of his employment as Chairman and Chief Executive Officer. The employment agreement is for an initial term expiring December 31, 2000, with automatic three year extensions unless prior written notice of termination is given by either party. Mr. Kephart's contract may be terminated if certain performance goals for the Company are not met. Mr. Kephart's, annual salary was fixed at $360,000, and he is eligible to receive a bonus at the discretion of the Board of Directors. Mr. Kephart was awarded options to purchase 350,000 shares of Common Stock at $2.50 per share, which vested immediately and expire on the earlier of October 15, 2004, or the fifth anniversary of the termination of Mr. Kephart's employment. If Mr. Kephart's employment with the Company is terminated for reasons other than cause, Mr. Kephart may require the Company to repurchase all vested options at a price equal to the difference between the exercise price of the options and the market price of the Common Stock and Mr. Kephart will continue to receive payments under the employment agreement. Mr. Kephart may not, while employed by the Company or for a period of one year thereafter, if he voluntarily terminates his employment, become involved in any entity which competes with the Company.

     Ray Volpe was employed by the Company as the President pursuant to an employment agreement dated July 1, 1994, which provided for annual base compensation of $300,000 plus reimbursement of expenses not to exceed $25,000. This agreement was terminated by mutual agreement effective June 1, 1995. Mr. Volpe resigned as an officer of the Company on June 7, 1995.

     Harvey Bibicoff was not compensated for his services as the Chief Executive Officer of the Company during the years ended December 31, 1992, 1993 and 1994. The Company entered into a consulting agreement on August 1, 1994 with Mr. Bibicoff and Bibicoff & Associates, a corporation owned by Mr. Bibicoff. The consulting agreement was amended on April 5, 1995 (the 'Agreement') to become a non-competition agreement, providing that neither Mr. Bibicoff nor Bibicoff & Associates would compete with the Company during the term of the Agreement. Consequently, the Company expects to receive no further services under the Agreement. The Agreement provides for annual payments of $165,000 to July 31, 1999 in exchange for Mr. Bibicoff's and Bibicoff & Associates' agreement not to compete with the Company. In connection with the Agreement, Bibicoff & Associates was granted a five year option to purchase 250,000 shares of the Common Stock at a price of $2.50 per share. Mr. Bibicoff resigned as an officer in October 1994 and as a director effective April 5, 1995.

     Don Dixon was employed by the Company as the President of Lifestyles Marketing Group, Inc., a subsidiary of the Company, pursuant to an agreement dated July 1, 1994, which provided for annual base compensation of $275,000 plus reimbursement for reasonable business expenses not to exceed $25,000. The agreement was terminated by mutual agreement, effective June 1, 1995.

     Tony Andrea was employed by the Company as the President of People & Properties, Inc. pursuant to an agreement dated July 1, 1994, which provided for annual base compensation of $250,000 plus reimbursement for reasonable business expenses not to exceed $10,000. The agreement was terminated by mutual agreement, effective June 1, 1995.

     Bruce Albert was employed by the Company as Assistant Secretary of the Company pursuant to an agreement dated July 1, 1994, which provided for annual base compensation of $175,000 plus a $10,000 annual non-accountable expense allowance. The agreement was terminated by mutual agreement, effective June 1, 1995.

     Gary Teel was employed by the Company as Executive Vice President of the Company pursuant to an agreement dated April 1, 1994, which provided for annual compensation of $150,000 plus an annual bonus based on the net income or cash flow from the Company's corporate sponsorship, publications, personal management and related public relations business with certain exceptions. The agreement was terminated by mutual agreement, effective August 24, 1995, pursuant to a Release and Settlement Agreement among Ventura Media Group, Ltd., the Company (collectively, 'Employer') and Gary Teel. Under this settlement agreement, Employer agreed to pay to Mr. Teel $12,500 in full and complete satisfaction of all amounts due under Mr. Teel's employment agreement. Employer and Mr. Teel each released the other from all claims, demands, action and causes of action in connection with Mr. Teel's employment agreement or otherwise.

OBRA DEDUCTIBILITY LIMITATION

     Under the Omnibus Budget Reconciliation Act of 1993 ('OBRA'), subject to certain exceptions and transition provisions, the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation, is limited to $1 million per year, per executive officer for fiscal years beginning on or after January 1, 1994. The Company has determined not to take any actions at this time with respect to its compensation plans which might be necessary to exempt compensation under such plans from the OBRA deductibility limitation.

                                          Harvey Bibicoff
                                          William Eberle
                                          Coy Eklund
                                          Gary Horowitz
                                          Floyd Kephart
                                          Bennett Smith
                                          Frank Woods

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION AND CERTAIN
                     RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994, the Board of Directors was responsible for executive compensation decisions as described above. During the 1994 fiscal year, the Board of Directors consisted of Messrs. Bibicoff, Eberle, Eklund, Horowitz, Kephart, Smith, Volpe and Woods. Messrs. Bibicoff, Kephart and Volpe each served as executive officers of the Company during 1994. Each abstained from decisions relating to his own compensation. Mr. Bibicoff received no compensation for his services to the Company. Bibicoff & Associates, a corporation owned by Mr. Bibicoff, received consulting fees of $68,750 in 1994. Bibicoff & Associates also received options to purchase 250,000 shares of Common Stock. Mr. Smith served as the President of Soundview Media Investment, Inc. ('Soundview'), a subsidiary of the Company.

     During 1994 and 1995, the Company entered into certain transactions with officers and directors of the Company. Each such transaction was a result of arm's-length negotiations between the parties and the Company believes the terms of the transactions were at least as favorable to the Company as transactions which could have been negotiated with an unaffiliated party. None of the directors or officers of the Company involved in the transactions were affiliates at the time of the transaction except as provided herein.

     During 1994, the Company invested $255,000 for 51% of Greenwich Entertainment Group, Inc. ('Greenwich'). Mr. William Eberle, a director of the Company owns, through a controlled corporation, 19.6% of Greenwich. Also during 1994, the Company purchased 80% of Soundview in exchange for one million shares of Common Stock. Mr. Smith, who served as a director of the Company during 1994, owns 10.1% of Soundview.

     In May 1994, the Company returned $1,500,000 of the $2,000,000 of advertising time to Trivest in exchange for 150 of the 200 shares of Series B Preferred Stock issued by the Company to Trivest in the Company's original acquisition of the advertising time. Trivest did not agree to return any part of the $100,000 cash payment the Company made in the original acquisition. However, Trivest waived all accrued but unpaid dividends with respect to the 150 shares of Series B Stock that were returned. Mr. Coy Eklund, a director of the Company, is Chief Executive Officer and Chairman of the Board of Trivest. In November 1994, the Company signed a letter of intent to purchase from Trivest all the shares of American Communications and Television, Inc., owner of WTGS FOX Channel 28, Hilton Head/Savannah, Georgia, the station referred to above. Also in March 1995, Carleton Burtt became Chief Operating Officer of the Company. Since 1991 he has served as President of Trivest and will continue to hold that position.

     During 1994, the Company borrowed an aggregate of $1,495,000 at 8% interest from Harmony. The borrowings were collateralized by a receivable of the Company. In August 1994, the balance of $522,000 was paid in full. Mr. Horowitz, a director of the Company at the time the indebtedness was repaid but not when the funds were borrowed, is the President, Chief Executive Officer and Chief Financial Officer of Harmony.

     In connection with the recapitalization of the Company, the Company acquired all the capital stock of EMC from Floyd Kephart, the Chairman, Chief Executive Officer and a director of the Company, in exchange for 100 shares of the Company's Series A Preferred Stock ('Series A Stock'). Upon the approval of the Plan of Recapitalization, the Series A Stock was automatically converted as of July 25, 1994 into 966,666 shares of Common Stock.

     During 1994, the Company acquired certain contracts relating to its product placement business from Mr. Gary Teel and two other employees of the Company. In exchange for these contracts, the Company paid $360,000 and issued 201,465 shares of Common Stock. Mr. Teel received $185,000 and 121,406 shares of Common Stock.

     On June 7, 1995, the Board of Directors accepted a proposal from Trivest to provide the Company with additional working capital. Trivest agreed to purchase from the Company 13,000,000 shares of Common Stock at a purchase price of $.50 per share and to provide the Company a two year, 11%, $1,160,000 loan. In return, the Company agreed to pay a financing fee of $500,000 to Trivest. To date, Trivest has purchased 4,000,000 shares and funded the $1,160,000 loan. In agreement with the Company, Trivest will fund the remaining amount on or before September 15, 1995. Coy Eklund, the Chairman and Chief Executive Officer of Trivest is also a director of the Company, and Carleton Burtt, the President of Trivest, is also the Chief Operating Officer and a nominee for director of the Company. Messrs. Eklund and Burtt were affiliates of the Company at the time the transaction occurred.

     On June 7, 1995, the Company entered into an agreement with Ray Volpe to exchange all of the common stock of Kaleidoscope Acquisition Corp. ('Kaleidoscope') for 1,428,796 shares of Common Stock and a $225,000 five-year, 8% promissory note effective as of June 1, 1995. The promissory note is payable interest only for the first two years and may be prepaid in full during the first two years for a principal payment of $125,000. At the time of the transaction, Mr. Volpe was the President, Co-Chief Executive Officer and a director of the Company. In connection with this transaction, the employment agreements of Ray Volpe, Tony Andrea, Don Dixon, Bruce Albert and Mark Rothenberg were terminated, and the Company was released from all direct or contingent liabilities it had undertaken with respect to the acquisition of Kaleidoscope.

     Effective June 8, 1995, a subsidiary of the Company, Modern Education Services, Inc. ('Modern'), acquired substantially all of the assets of Modern Talking Pictures, Inc. ('MTP Inc.') by forgiveness of $507,500 of previous advances and by assuming certain liabilities amounting to approximately $950,000. The Company is negotiating with the sellers regarding the repurchase of a substantial portion of the acquired assets. Modern is a national company serving the information awareness and educational outreach agendas of corporations, associations, and government primarily through the distribution of video media.

     Under the terms of a Settlement, Release and Stock Purchase Agreement dated July 20, 1995, the Company acquired the minority 20% interest in the common stock of Soundview, 95,000 shares of preferred stock of Soundview as well as 835,000 shares of Common Stock held by certain former minority shareholders of Soundview. In exchange for all of such stock, the Company paid $615,555 in cash and a $264,445 promissory note payable in 17 equal monthly installments of principal without interest. The Company has an agreement to acquire from the remaining minority shareholder of Soundview, 95,000 shares of the preferred stock of Soundview and 165,000 shares of Common Stock in exchange for $500,000, a portion of which has been funded by the Company. In connection with the acquisition, Bennett Smith and Brian Brady resigned as President and Executive Vice President of Soundview and their employment agreements were cancelled. Carleton Burtt, Chief Operating Officer of the Company was appointed interim President of Soundview and was replaced on July 24, 1995 by Steven M. Friedheim, who was also elected a director of Soundview. Also, in connection therewith, Bennett Smith, Brian Brady and Richard Incandela resigned as directors of Soundview and Bennett Smith resigned as a director of the Company. The current directors of Soundview are Floyd W. Kephart, Coy Eklund, Carleton Burtt, William Eberle, Frank Woods, and Steven Friedheim.

             COMPARISON OF FIVE YEAR CUMULATIVE STOCKHOLDER RETURN

     The following graph shows the cumulative return experienced by the Company's stockholders during the period from December 31, 1989 through December 31, 1994, as compared to the Nasdaq Total Return Index (U.S.) and the Nasdaq Tele-communications Stocks Index. Assumes the investment of $100 on December 29, 1989 in the Company's Common Stock and each of the indices. Total return calculations assume the reinvestment of all dividends. Ventura Entertainment Group Ltd. has never paid a cash dividend.

                              [PERFORMANCE GRAPH]

                                                                                     FISCAL YEAR-END
                                                                       --------------------------------------------
                                                                       1989    1990    1991    1992    1993    1994
                                                                       ----    ----    ----    ----    ----    ----

Ventura Entertainment Group Ltd. ...................................   $100    $97     $ 5     $ 11    $ 12    $  8
Nasdaq Total Return Index (U.S.)....................................    100     85      36      159     181     177
Nasdaq Tele-communications Stocks Index.............................    100     67      93      114     176     146

                        COMPLIANCE WITH SECTION 16(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities Exchange Commission initial reports of stock ownership and reports of changes in stock ownership. Messrs. Bibicoff, Eberle, Eklund, Smith and Woods, non-employee directors of the Company, filed late reports relating to the grant of options to purchase shares of Common Stock.

                    3. PROPOSED AMENDMENT TO CERTIFICATE OF
                  INCORPORATION TO INSIGHT ENTERTAINMENT, INC.

     The Board of Directors has unanimously approved and recommended the adoption by the stockholders of the following amendment to the Company's Certificate of Incorporation, which would change the name from Ventura Entertainment Group Ltd. to Insight Entertainment Corporation:

          The First Article of the Company's Certificate of Incorporation be, and it hereby is, amended to read as follows:

             1. Name. The name of the Company is Insight Entertainment Corporation.

     The reason for the Board of Director's approval and recommendation to the stockholders of the name change is that INSIGHT is more descriptive of the Company's major business segments consisting of broadcast, marketing, media, lighting, production and event management. In each of these business segments, the Company's goal is to place the corporate client's message 'in sight' of the consumer. The Company's current name 'Ventura' is not descriptive of any operation, business segment or industry related to the Company.

     Approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to notice of, and to vote at, the Annual Meeting. The Amendment, if adopted by stockholders, will become effective as of the date and time it is filed with the Office of the Secretary of State of Delaware. The filing will be made as soon as practicable following approval of the Amendment by stockholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT.

                    4. RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed BDO Seidman, LLP as independent auditors of the Company for the 1995 fiscal year ending December 31, 1995. BDO Seidman, LLP has acted as independent auditors for the Company since October 1994. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting where they will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE 1995 FISCAL YEAR.

                       CHANGES IN AND DISAGREEMENTS WITH
               ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     On October 25, 1994, the Company with the approval of the Audit Committee, advised Kellogg & Andelson that it was dismissing such accounting firm as its auditor, and was retaining the accounting firm of BDO Seidman, LLP as auditor for the next fiscal period. The decision to retain BDO Seidman, LLP was based upon a need for an accounting firm with a national presence and was not motivated by any disagreements between the Company and Kellogg & Andelson concerning any accounting matters. During the entire period of their engagement (September 22, 1992 to October 25, 1994), there were no disagreements with Kellogg & Andelson relative to accounting principles or practices, financial statement disclosure, auditing scope or procedures, which if not resolved to Kellogg & Andelson's satisfaction, would have resulted in a reference to the subject matters of the disagreement, in connection with its report. Kellogg & Andelson's reports on the Company's financial statements have not contained an adverse opinion or a disclaimer of opinion, nor were the opinions qualified or modified as to uncertainty, audit scope, or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K.

     On October 25, 1994, the Company informed BDO Seidman, LLP that it had been appointed as the Company's certifying accounting firm for the fiscal year ending December 31, 1994. During the two years prior to such date, the Company had not consulted BDO Seidman, LLP concerning any matter.

     On July 27, 1992, the Company terminated Coopers & Lybrand as its independent auditors because it did not believe that it had received sufficient or timely advice from them. The Company reported that it had a disagreement with Coopers & Lybrand regarding the calculation of the amount of income to be realized on a transaction. The decision to terminate Coopers & Lybrand was approved by the Board of Directors of the Company.

     The Company was subsequently provided with a copy of a letter from Coopers & Lybrand dated August 17, 1992 wherein Coopers & Lybrand agreed that there was a disagreement regarding the calculation of the amount of income to be realized and disagreed with the Company's statement that it had not provided sufficient or timely advice to the Company.

     Coopers & Lybrand has not advised the Company that this disagreement, if not resolved to its satisfaction, would have caused it to make reference thereto in its report on the consolidated financial statements of the Company for the year ended June 30, 1992. The audit report of Coopers & Lybrand for the year ended June 30, 1991 did not contain any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting procedures.

     The disagreement related to the computation of the amount of the gain realized by the Company as a result of the initial public offering of securities by Harmony which occurred in November 1991. Prior to filing its Form 10-Q for the quarter ended December 1, 1991, the Company computed the amount of the gain realized as approximately $1,767,000.

     Subsequent to filing its December 31, 1991 Form 10-Q, the Company received a memorandum from Coopers & Lybrand which calculated the amount of gain to be realized in a different manner than the Company's computation. The calculation provided by Coopers & Lybrand resulted in the amount of gain to be realized of approximately $537,000. The Company advised Coopers & Lybrand that it did not agree with its computation of the gain to be realized.

     Upon the dismissal of Coopers & Lybrand, the Company reported that it would review the computation of the gain realized on Harmony's initial public offering with its new independent auditors, when engaged. In connection with the recapitalization of the Company, this gain was recomputed to be $143,641.

     On September 25, 1992, the Company engaged Kellogg & Andelson as its independent auditors. In connection with the engagement of Kellogg & Andelson, neither the Company nor anyone acting on its behalf, consulted Kellogg & Andelson as to the application of accounting principles to a specified transaction either completed or proposed, or the type of opinion that might be rendered on the Company's consolidated financial statements.

     When the Company engaged Kellogg & Andelson, it authorized Kellogg & Andelson to communicate directly with Coopers & Lybrand, if they so desired, with respect to this disagreement. The Company did not place any limitation on Coopers & Lybrand to respond fully if so requested by Kellogg & Andelson.

                                 OTHER BUSINESS

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company by May 22, 1996 in order to be considered for inclusion in the Company's proxy materials for such meeting.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders (Form 10-K) for the period ending December 31, 1994 accompanies this Proxy Statement.

                                          By Order of the Board of Directors

                                          DONALD B. LIFTON
                                          Secretary

Los Angeles, California
August 30, 1995

                              APPENDIX I PROXY CARD

                    PROXY -- ANNUAL MEETING OF STOCKHOLDERS

                        VENTURA ENTERTAINMENT GROUP LTD.
           11466 San Vicente Boulevard, Los Angeles, California 90025

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned, a stockholder of VENTURA ENTERTAINMENT GROUP LTD., a Delaware corporation (the 'Company'), hereby appoints Floyd Kephart and David Ward, and both of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held in the Belmont Room of the Sheraton Music City Hotel, Nashville, Tennessee on Tuesday, September 19, 1995 at 2:00 p.m. local time and at any adjournment thereof. The undersigned hereby instructs said proxies or their substitutes:

1. Election of Directors:

 Floyd Kephart      Carleton Burtt       William D. Eberle     Coy Eklund       Leeda Marting and Frank A. Woods

VOTE FOR ALL NOMINEES LISTED (EXCEPT AS MARKED                 WITHHOLD AUTHORITY
TO THE CONTRARY BELOW)   [ ]                                   to vote for all nominees listed above   [ ]
INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE BELOW.


2. Proposal to amend the company's certificate of incorporation to change the name of the Company.

             FOR [ ]             AGAINST [ ]            ABSTAIN [ ]

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE SIGN ON THE REVERSE SIDE AND
                                RETURN PROMPTLY.

3. Proposal to ratify the appointment of BDO Seidman, LLP as independent auditors for the Company.

             FOR [ ]             AGAINST [ ]            ABSTAIN [ ]

    This proxy, when properly executed, will be voted in accordance with any directions hereinbefore given. Unless otherwise specified, this proxy will be voted FOR Proposals 1, 2 and 3. MANAGEMENT RECOMMENDS A VOTE FOR THE ABOVE MATTERS.

4. Discretionary Authority: To vote with discretionary authority with respect to all other matters which may properly come before the Meeting.

    The undersigned hereby revokes all proxies heretofore given and ratifies and confirms all that the proxies appointed hereby, or either of them, or their substitutes, may lawfully do or cause to be done by virtue thereof. the undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated August 30, 1995, and a copy of the Company's Annual Report (Form 10-K) for the fiscal year ended December 31, 1994.

                                             ___________________________________
                                             Signature       Date

                                             ___________________________________
                                             Signature, if held
                                             jointly         Date

                                             Please sign exactly as name appears
                                             on  label.  If shares  are  held by
                                             joint tenants, all  parties in  the
                                             joint   tenancy  must   sign.  When
                                             signing  as   attorney,   executor,
                                             administrator, trustee or guardian,
                                             please  indicate  the  capacity  in
                                             which signing.  If  a  corporation,
                                             please  sign in full corporate name
                                             by president  or  other  authorized
                                             officer.  If a  partnership, please
                                             sign   in   partnership   name   by
                                             authorized person.